Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Highland Hospitality Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-121338, 333-121339 and 333-121341) on Form S-3 and registration statements (Nos. 333-111341 and 333-121340) on Form S-8 of Highland Hospitality Corporation of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Highland Hospitality Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2004 and period from December 19, 2003 (inception) to December 31, 2003, and the related financial statement schedule of real estate and accumulated depreciation as of December 31, 2004; the statements of operations, owners’ equity, and cash flows of Portsmouth Hotel Associates, LLC, accounting predecessor to Highland Hospitality Corporation, for the period from January 1, 2003 to December 18, 2003 and for the year ended December 31, 2002; management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Highland Hospitality Corporation.

Our report dated March 14, 2005, with respect to the consolidated financial statements of Highland Hospitality Corporation and subsidiaries includes an explanatory paragraph that states that effective December 19, 2003, Highland Hospitality Corporation acquired all of the outstanding equity interests of its predecessor in a business combination accounted for as a reorganization of entities under common control with respect to the interests acquired from Barceló Crestline Corporation and acquisition of minority interests recorded at fair value from third parties. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

McLean, Virginia

March 15, 2005